Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Statements of Additional Information of Fidelity Strategic Real Return Fund, which is included in Post-Effective Amendment No. 89 to the Registration Statement No. 811-02546 on Form N-1A of Fidelity Commonwealth Trust.

/s/Deloitte & Touche LLP
Deloitte & Touche LLP
Boston, Massachusetts
August 24, 2005